UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Hutchinson Technology Incorporated

(Exact name of registrant as specified in its charter)

Minnesota	41-0901840
(State of incorporation or organization)	(I.R.S. Employer Identification No.

40 West Highland Park Drive NE, Hutchinson, Minnesota	55350
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which to be so registered each class is to be registered
Common Share Purchase Rights	The Nasdaq Stock Market, LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act: None.

Hutchinson Technology Incorporated (the “Company”) supplements and amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-34838) filed with the Securities and Exchange Commission on July 30, 2010 (the “Original Registration Statement”) as follows:

Item 1.	Description of Securities to be Registered.

The Company hereby amends and supplements Item 1 of the Original Registration Statement to reflect the following developments with respect to the Rights (as defined below):

On May 6, 2011, the Company and Wells Fargo Bank, N.A. (the “Rights Agent”) entered into a First Amendment to Rights Agreement (the “Amendment”), relating to the Rights Agreement, dated as of July 29, 2010 (the “Rights Agreement”), between the Company and the Rights Agent.

The Amendment provides that, in connection with the common share purchase rights of the Company (the “Rights”), a person or group who, immediately prior to the acceptance by the Company of its 3.25% Convertible Subordinated Notes due 2026 (the “Old Notes”) in exchange for its 8.50% Convertible Senior Notes due 2026 (the “New Notes”) pursuant to that certain exchange offer announced by the Company on May 6, 2011 (the “Exchange Offer”), was not an Acquiring Person (as defined in the Rights Agreement) and who, immediately after such acceptance, would not have been an Acquiring Person but for the exchange of New Notes for Old Notes, will not be an Acquiring Person if, following completion of the Exchange Offer, such person, together with its affiliates or associates, shall not increase its beneficial ownership of our common stock to a percentage equal to or greater than (i) 15% or (ii) the sum of (A) .50% and (B) the percentage of common stock beneficially owned by such person, together with its affiliates or associates, immediately after completion of the Exchange Offer. The Amendment also provides that this provision will no longer apply to any person who, following completion of the Exchange Offer, reduces its beneficial ownership, together with its affiliates and associates, to less than 15%.

The foregoing summary of the Amendment is qualified in its entirety by reference to (i) the Amendment, which is filed herewith, and (ii) the Rights Agreement, which was filed as Exhibit 1 to the Original Registration Statement and which is incorporated by reference herein.

Item 2.	Exhibits.

The Company hereby amends and restates Item 2 of the Original Registration Statement, in its entirety, as follows:

1	Rights Agreement, dated as of July 29, 2010, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on July 30, 2010).

2	First Amendment to Rights Agreement, dated as of May 6, 2011, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HUTCHINSON TECHNOLOGY INCORPORATED

Date: May 6, 2011	/S/ DAVID P. RADLOFF
David P. Radloff
Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing

1	Rights Agreement, dated as of July 29, 2010, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on July 30, 2010).	Incorporated by Reference

2	First Amendment to Rights Agreement, dated as of May 6, 2011, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent.	Filed Electronically